News Release
Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

                                                      For Release:  Immediately
                                                      Date: August 2, 2007
                                                      Contact: Clemente Teng
                                                      (818) 244-8080

    Public Storage Reports Results for the Second Quarter Ended June 30, 2007

GLENDALE, California - Public Storage (NYSE:PSA) announced today operating results for the second quarter ended June 30, 2007.

OPERATING RESULTS FOR THE SECOND QUARTER ENDED JUNE 30, 2007:
-------------------------------------------------------------

Net income for the three months ended June 30, 2007 was $77,104,000 compared to net income of $128,862,000 for the same period in 2006, representing a decrease of $51,758,000. This decrease is primarily due to increased amortization expense totaling $70.9 million due to the amortization of certain intangible assets acquired in our merger with Shurgard Storage Centers, Inc. ("Shurgard"), which closed on August 22, 2006, combined with an increase of $35.7 million in depreciation expense related to facilities acquired in the merger. In addition, during the three months ended June 30, 2007, our general and administrative expense increased significantly as we incurred $9.6 million in expenses related to our proposed offering of shares in our European business and $2.0 million of expenses related to our reorganization as a Maryland real estate investment trust (a "Maryland REIT").

The negative impacts to our net income from the above mentioned items were partially offset by improved operations from our Same Store group of facilities, continued growth in operations from our newly developed and recently expanded facilities, as well as continued growth in our recently acquired self-storage facilities including the facilities acquired in the merger with Shurgard.

Our Same Store net operating income, before depreciation expense, increased by approximately $2,224,000 to $151,927,000, or 1.5%, as a result of a 1.7%
improvement in revenues partially offset by a 2.1% increase in cost of operations. Aggregate net operating income for our newly developed and recently expanded and acquired facilities (other than the Shurgard facilities) increased by approximately $2,968,000 to $26,102,000 compared to the same period in 2006. This increase was largely due to the impact of facilities acquired in 2005, 2006 and 2007, combined with continued fill-up of our newly developed and expansion facilities. For those facilities that were acquired in the Shurgard merger, net operating income was approximately $83,821,000 for the quarter ended June 30, 2007. Our expanded media advertising, along with our aggressive pricing and promotional discount programs, increased our entire domestic portfolio's (including the Shurgard portfolio for all periods presented) average occupancy to 89.7% for the second quarter 2007 compared to 88.6% last year and 87.5% in the first quarter 2007. The overall occupancy at the end of June 2007 was 90.6% compared to 89.3% last year.

For the three months ended June 30, 2007, we had a net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) of $14,433,000 or $0.08 per common share on a diluted basis compared to income of $71,130,000 or $0.55 per common share on a diluted basis for the same period in 2006, representing a decrease of $56,697,000 or $0.47 per diluted common share, or 84.6%. The decreases in net income allocable to common shareholders on an aggregate and per-share basis are due primarily to the impact of the factors described above, combined with an increase in income allocated to preferred shareholders, as described below.

For the three months ended June 30, 2007 and 2006, we allocated $57,315,000 and $52,376,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly issued preferred securities.

Weighted average diluted shares increased to 170,213,000 for the three months ended June 30, 2007 from 129,062,000 for the three months ended June 30, 2006. The increase in weighted average diluted shares is due primarily to the issuance of approximately 38.9 million shares in the merger with Shurgard, as well as the exercise of employee stock options assumed in the merger with Shurgard.

OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2007:
---------------------------------------------------------

Net income for the six months ended June 30, 2007 was $136,882,000 compared to $243,078,000 for the same period in 2006, representing a decrease of $106,196,000. This decrease is primarily due to increased amortization expense totaling $156.7 million due to the amortization of certain intangible assets acquired in our merger with Shurgard combined with an increase of $71.4 million in depreciation expense related to facilities acquired in the merger. In addition, during the six months ended June 30, 2007, our general and administrative expense increased significantly as we incurred $9.6 million in expenses related to our proposed offering of shares in our European business, $2.0 million of expenses related to our reorganization as a Maryland REIT, and $5.3 million in integration expenses related to the merger.

These items were partially offset by improved operations from our Same Store group of facilities, continued growth in operations from our newly developed and recently expanded facilities along with continued growth in our recently acquired self-storage facilities (including the facilities acquired from Shurgard).

Same Store net operating income, before depreciation expense, increased by $6,578,000 to $299,776,000, or 2.2%, as a result of a 2.3% improvement in revenues partially offset by a 2.4% increase in cost of operations. Aggregate net operating income for our newly developed, acquired and expansion self-storage facilities (excluding the Shurgard facilities) increased by approximately $7,722,000 to $51,005,000. We earned an aggregate of $160,930,000 in net operating income with respect to the facilities acquired from Shurgard.

Net income allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) was $10,079,000 or $0.06 per common share on a diluted basis for the six months ended June 30, 2007 compared to $133,375,000 or $1.03 per common share on a diluted basis for the same period in 2006, representing a decrease of $0.97 per common share, or 94.2%. The decrease in net income allocable to common shareholders and earnings per common diluted share are due primarily to the impact of the factors described above, combined with an increase in income allocated to preferred shareholders, as described below.

For the six months ended June 30, 2007 and 2006, we allocated $116,091,000 and $98,991,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly preferred securities issued.

Weighted average diluted shares increased to 170,275,000 for the six months ended June 30, 2007 from 129,037,000 for the six months ended June 30, 2006. The increase in weighted average diluted shares is due primarily to the issuance of approximately 38.9 million shares in the merger with Shurgard, as well as the exercise of employee stock options assumed in the merger with Shurgard.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended June 30, 2007, funds from operations ("FFO") increased to $1.10 per common share on a diluted basis as compared to $0.99 per common share for the same period in 2006, representing an increase of $0.11 per common share, or 11.1%. For the six months ended June 30, 2007, FFO increased to $2.15 per common share on a diluted basis as compared to $1.93 per common share for same period in 2006, representing an increase of $0.22 per common share, or 11.4%.

For the three and six months ended June 30, 2007 and 2006, FFO has been impacted as a result of (i) additional expenses incurred in connection with the merger with Shurgard included in general and administrative expense totaling approximately $1.3 million and $5.3 million for the three and six months ended June 30, 2007, respectively, as compared to $1.1 million and $2.2 million, respectively, for the same periods in 2006, (ii) net foreign currency exchange gains of approximately $5.6 million and $10.6 million for the three and six months ended June 30, 2007, respectively, (iii) expenses related to our proposed offering of shares in our European business totaling $9.6 million for the three months ended June 30, 2007, (iv) additional expenses related to our reorganization as a Maryland REIT totaling approximately $2.0 million for the three months ended June 30, 2007, (v) an increase in estimated insurance proceeds with respect to damage caused by Hurricane Katrina of $2.7 million, and
(vi) our pro rata share of PS Business Parks, Inc.'s application of EITF Topic D-42 in connection with the redemption of preferred securities totaling $729,000 in the three and six months ended June 30, 2006 and included in equity in earnings of real estate entities.

The following table provides a summary of the impact of these items that have occurred during the three and six months ended June 30, 2007 and 2006:


                                                            Three Months Ended                    Six Months Ended
                                                                  June 30,                           June 30,
                                                     ----------------------------------   ----------------------------------
                                                                            Percentage                           Percentage
                                                       2007        2006       Change        2007        2006       Change
                                                     ----------- ---------- -----------   ---------  ----------  -----------

FFO per common share prior to adjustments for
   the following items.........................       $   1.15    $  1.01      13.9%      $  2.17     $  1.96      10.7%

Costs and expenses incurred in connection with
   the merger with Shurgard....................          (0.01)      (0.01)                  (0.03)      (0.02)
Foreign currency exchange gain.................           0.03           -                    0.06           -
Costs and expenses incurred in connection with a
   proposed offering of shares in our European
   business....................................          (0.06)          -                   (0.06)          -
Costs to reorganize as a Maryland REIT.........          (0.01)          -                   (0.01)          -
Increase in insurance proceeds - casualty gain.              -           -                    0.02           -
Application of EITF Topic D-42 in connection
   with the redemption of preferred securities.              -       (0.01)                      -       (0.01)
                                                     ----------- ----------               ---------  ----------
FFO per common share, as reported .............       $   1.10    $   0.99     11.1%       $  2.15    $   1.93     11.4%
                                                     =========== ==========               =========  ==========



FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.


PROPERTY OPERATIONS-SAME STORE FACILITIES:
------------------------------------------

We derive substantially all of our revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of our overall self-storage portfolio, we analyze the operating performance of our stabilized self-storage facilities.

As of June 30, 2007, our "Same Store" portfolio consists of 1,316 facilities, which represents the facilities that we have consolidated in our financial statements and have been operating at a stabilized basis throughout 2005, 2006 and first six months of 2007.

The Same Store facilities contain approximately 77.8 million net rentable square feet, representing approximately 63% of the aggregate net rentable square feet in the United States of our consolidated self-storage portfolio at June 30, 2007. The following table summarizes the historical operating results of the Same Store facilities:


Selected Operating Data for the Same Store
Facilities (1,316 Facilities):                             Three Months Ended June 30,                Six Months Ended June 30,
------------------------------                       --------------------------------------- ---------------------------------------
                                                                                 Percentage                              Percentage
                                                         2007          2006        Change        2007          2006         Change
                                                     ------------- -----------   ----------- -----------   ------------  -----------
                                                                (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income.................................     $  220,056  $  216,347        1.7%    $  435,783    $  426,152      2.3%
    Late charges and administrative fees collected         10,105      10,005        1.0%        20,055        19,497      2.9%
                                                     ------------- -----------   ----------- -----------   ------------  -----------
    Total revenues (a)............................        230,161     226,352        1.7%       455,838       445,649      2.3%

Cost of operations (excluding depreciation):
    Property taxes ...............................         21,630      20,730        4.3%        44,501        42,718      4.2%
    Direct property payroll.......................         16,098      16,624       (3.2)%       32,239        32,143      0.3%
    Advertising and promotion.....................          9,161       7,058       29.8%        15,889        14,021     13.3%
    Utilities.....................................          5,112       4,734        8.0%        10,540         9,929      6.2%
    Repairs and maintenance.......................          7,016       7,437       (5.7)%       14,057        14,541     (3.3)%
    Telephone reservation center..................          2,182       2,204       (1.0)%        4,251         4,247      0.1%
    Property insurance............................          2,377       3,343      (28.9)%        4,831         5,305     (8.9)%
    Other costs of management.....................         14,658      14,519        1.0%        29,754        29,547      0.7%
                                                     ------------- -----------   ----------- -----------   ------------  -----------
  Total cost of operations (a)....................         78,234      76,649        2.1%       156,062       152,451      2.4%
                                                     ------------- -----------   ----------- -----------   ------------  -----------
Net operating income (before depreciation) (b)....        151,927     149,703        1.5%       299,776       293,198      2.2%
Depreciation expense..............................        (40,391)    (39,298)       2.8%       (80,797)      (80,349)     0.6%
                                                     ------------- -----------   ----------- -----------   ------------  -----------
Operating income..................................     $  111,536  $  110,405        1.0%    $  218,979    $  212,849      2.9%
                                                     ============= ============  =========== ===========   ============  ===========
Gross margin (before depreciation)................          66.0%       66.1%       (0.2)%        65.8%         65.8%       -
Weighted average for the period:
  Square foot occupancy (c).......................          91.5%       92.1%       (0.7)%        90.6%         91.1%     (0.5)%
  Realized  annual rent per occupied  square foot (d)  $    12.37  $    12.08        2.4%    $    12.37    $    12.03      2.8%
(f)...............................................
  REVPAF (e) (f)..................................     $    11.32  $    11.13        1.7%    $    11.21    $    10.96      2.3%

Weighted average at June 30:
  Square foot occupancy...........................                                                92.2%         92.6%     (0.4)%
  In place annual rent per occupied square foot (g)                                          $    13.69    $    13.33      2.7%
Total net rentable square feet (in thousands).....                                               77,782        77,782       -


a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Square foot occupancies represent weighted average occupancy levels over the entire period.

d) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

e) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

f) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g) In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts, and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to our Same Store facilities:

                                                                     Three Months Ended
                                               ----------------------------------------------------------
                                                  March 31       June 30     September 30    December 31      Full Year
                                               -------------- ------------- -------------- --------------  ---------------
Total revenues (in 000's):
  2006.....................................    $     219,297   $  226,352     $  233,420    $  227,007        $  906,076
  2007.....................................    $     225,677   $  230,161

Total cost of operations (excluding
   depreciation expense) (in 000's):
  2006.....................................    $      75,802   $   76,649     $   74,947    $   72,149        $  299,547
  2007.....................................    $      77,828   $   78,234

Property taxes (in 000's):
  2006.....................................    $      21,988   $   20,730     $   21,700    $   18,844        $   83,262
  2007.....................................    $      22,871   $   21,630

Media advertising expense (in 000's):
  2006.....................................    $       4,130   $    2,802     $    1,049    $    3,823        $   11,804
  2007.....................................    $       3,365   $    5,333

Other advertising and promotion
expense (in 000's):
  2006.....................................    $       2,833   $    4,256     $    3,723    $    3,640       $   14,452
  2007.....................................    $       3,363   $    3,828

REVPAF:
  2006.....................................    $       10.79   $    11.13     $    11.46    $    11.16       $    11.13
  2007.....................................    $       11.09   $    11.32

Weighted average realized annual rent per
 occupied square foot for the period:
  2006.....................................    $       11.97   $    12.08     $    12.55    $    12.42       $    12.26
  2007.....................................    $       12.35   $    12.37

Weighted average square foot occupancy levels
 for the period:
  2006.....................................            90.1%        92.1%          91.3%         89.8%            90.8%
  2007.....................................            89.8%        91.5%


MERGER WITH SHURGARD:
---------------------

On August 22, 2006, we completed the merger with Shurgard Storage Centers, Inc. Included in general and administrative expense are costs related to completing the integration of the two companies of approximately $1.3 million and $5.3 million for the three and six months ended June 30, 2007, respectively. Similar costs relating to pursuing the merger totaling $1.1 million and $2.2 million were incurred in the three and six months ended June 30, 2006, respectively. We do not expect there will be further merger integration costs.

SHURGARD EUROPE:
----------------

We own and operate 103 wholly-owned European facilitates with 5.6 million net rentable square feet along with a 20% interest in two joint ventures which collectively own 65 European properties with 3.2 million net rentable square feet. The two joint ventures collectively had approximately $327 million of outstanding debt at June 30, 2007, which is included in our condensed consolidated financial statements.

At June 30, 2007, one of the joint ventures had seven facilities under construction (358,000 net rentable square feet), with total estimated costs of approximately $75 million, of which approximately $45 million had been incurred as of June 30, 2007. We also have seven facilities, and one redevelopment project of an existing facility, in development with an aggregate of 407,000 net rentable square feet. Total estimated costs for these projects, aggregating approximately $64 million (approximately $4 million incurred as of June 30, 2007), will be funded by us. The development of these facilities is subject to various risks and contingencies.

During the second quarter of 2007, we completed the development of one facility in Denmark at a total cost of $8 million, adding 50,000 net rentable square feet to the portfolio.

During the second quarter of 2007, a share offering of Shurgard Europe was initiated to be listed on Eurolist of EuronextTM Brussels. Due to adverse market conditions, this offering was withdrawn on June 21, 2007. There is no estimate as to when or if a future offering may occur. We incurred $9.6 million in expenses related to our proposed offering of shares which is included in general and administrative expense for the three and six months ended June 30, 2007.

As previously disclosed in January 2007, we filed an arbitration action with our joint venture partner related to our intention to terminate the joint ventures early. As part of our efforts to resolve this dispute, we had entered into an agreement to exchange their interest in the joint ventures for shares in the proposed public company; however, because the offering has been withdrawn, Shurgard Europe will continue to pursue its arbitration action.

DEVELOPMENT AND ASSET ACQUISITION ACTIVITIES IN THE UNITED STATES:
------------------------------------------------------------------

During the quarter, we acquired a self-storage facility in California containing 53,000 net rentable square feet, for approximately $6.3 million and have entered into agreements to acquire five additional facilities in California and Georgia with net rentable square feet of 395,000, for an aggregate purchase price of approximately $44 million. These transactions are expected to close in the third quarter.

At June 30, 2007, we had 41 projects (1,786,000 net additional rentable square feet) that were either under construction or were expected to begin construction generally within the next year, which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $140 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

ISSUANCE AND REDEMPTION OF PREFERRED SECURITIES:
------------------------------------------------

On July 2, 2007, we issued 6,900,000 depositary shares, with each depositary share representing 1/1,000 of a 7.0% Cumulative Preferred Share of Beneficial Interest, Series N, for aggregate gross proceeds of $172.5 million. A portion of the net proceeds from this offering were used to repay a portion of borrowings under our revolving credit facility and the remainder will be used to make additional investments in self-storage facilities and for other general corporate purposes.

During September 2007, we have the opportunity to redeem our 7.50% Series V preferred stock ($172.5 million). The potential redemption of this security would result in EITF Topic D-42 allocations of approximately $6 million in the third quarter of 2007. No decision has been made to redeem these securities.

SHARE REPURCHASES:
------------------

Our Board of Trustees has authorized the repurchase from time to time of up to 25,000,000 shares of our common stock on the open market or in privately negotiated transactions. From the inception of the repurchase program through August 2, 2007, we have repurchased a total of 22,201,720 shares (none from January 1, 2006 through August 2, 2007) of common stock at an aggregate cost of approximately $567.2 million.

DISTRIBUTIONS DECLARED:
-----------------------

On August 2, 2007 the Board of Trustees declared a quarterly distribution of $0.50 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on September 27, 2007 to shareholders of record as of September 12, 2007.

SECOND QUARTER CONFERENCE CALL:
-------------------------------

A conference call is scheduled for Friday, August 3, 2007 at 10:00 a.m. (PDT) to discuss the second quarter ended June 30, 2007 earnings results. The participant toll free number is (866) 406-5408 (conference ID number 8992421). A
simultaneous   audio   web  cast  may  be   accessed   by  using   the  link  at
www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 8992421). A replay of the conference call may be accessed through August 16, 2007 by calling (877) 519-4471 or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." Both forms of replay utilize conference ID number 8992421.

ABOUT PUBLIC STORAGE:
---------------------

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 38 states and seven Western European nations. At June 30, 2007, the Company had interests in 2,006 storage facilities with approximately 126 million net rentable square feet in the United States and 168 storage facilities with approximately 9 million net rentable square feet in Europe.

Additional information about Public Storage is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q, and in reports on Form 8-K. These risks include, but are not limited to, the following: risks related to the merger with Shurgard including difficulties that may be encountered in completing the integration of Public Storage and Shurgard, the impact of the merger on occupancy and rental rates, the inability to realize or delays in realizing expected results from the merger, and risks associated with international operations; changes in general economic conditions and in the markets in which Public Storage operates; the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at our facilities; difficulties in Public Storage's ability to evaluate, finance and integrate acquired and developed properties into its existing operations and to fill up those properties; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase our expenses and reduce cash available for distribution; consumers' failure to accept the containerized storage concept; difficulties in raising capital at reasonable rates; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                   (Unaudited)


                                                            Three Months Ended             Six Months Ended
                                                                 June 30,                      June 30,
                                                       ----------------------------- ------------------------------
                                                            2007            2006          2007          2006
                                                       --------------  ------------- -------------  ---------------
                                                             (Amounts in thousands, except per share data)

Revenues:
    Self-storage rental income.......................  $    411,216     $   262,232   $   809,997    $   513,579
    Ancillary operations.............................        36,977          25,582        70,438         47,678
    Interest and other income........................           955          10,047         3,080         15,122
                                                       --------------  ------------- -------------  ---------------
                                                            449,148         297,861       883,515        576,379
                                                       --------------  ------------- -------------  ---------------
Expenses:
    Cost of operations:
      Self-storage facilities .......................       149,366          89,395       298,286        177,098
      Ancillary operations ..........................        21,743          17,150        42,744         32,424
    Depreciation and amortization (a)................       167,601          48,580       344,082         98,608
    General and administrative (b)...................        21,465           6,975        37,981         13,754
    Interest expense.................................        16,707           1,872        33,515          3,429
                                                       --------------  ------------- -------------  ---------------
                                                            376,882         163,972       756,608        325,313
                                                       --------------  ------------- -------------  ---------------
 Income from continuing operations before equity in
   earnings of real estate entities, gain on disposition
   of real estate investments, casualty gain, foreign
   currency exchange gain, income from derivatives
   and minority interest in income...................        72,266         133,889       126,907        251,066
Equity in earnings of real estate entities ..........         2,782           3,124         6,759          6,590
Gain on disposition of real estate investments ......         2,238             466         2,238            466
Casualty gain (c)....................................             -               -         2,665              -
Foreign currency exchange gain.......................         5,553               -        10,593              -
Income from derivatives, net.........................         1,771               -         1,009              -
Minority interest in income allocable to:
 Preferred  minority  interests  based  upon  ongoing
 distributions.......................................        (5,403)         (4,658)      (10,806)        (8,249)
 Other partnership interests ........................        (2,121)         (4,070)       (2,501)        (7,638)
                                                       --------------  ------------- -------------  ---------------
Income from continuing operations....................        77,086         128,751       136,864        242,235
    Cumulative   effect  of   change  in   accounting
    principle........................................             -               -             -            578
    Discontinued operations .........................            18             111            18            265
                                                       --------------  ------------- -------------  ---------------
Net income                                             $     77,104     $   128,862   $   136,882    $   243,078
                                                       ==============  ============= =============  ===============
Net income allocation:
    Allocable to preferred shareholders..............  $     57,315     $    52,376   $   116,091    $    98,991
    Allocable to equity shareholders, Series A.......         5,356           5,356        10,712         10,712
    Allocable to common shareholders.................        14,433          71,130        10,079        133,375
                                                       --------------  ------------- -------------  ---------------
                                                       $     77,104     $   128,862   $   136,882    $   243,078
                                                       ==============  ============= =============  ===============
Per common share:
    Net income per share - Basic.....................  $       0.09     $      0.55   $      0.06    $      1.04
                                                       ==============  ============= =============  ===============
    Net income per share - Diluted...................  $       0.08     $      0.55   $      0.06    $      1.03
                                                       ==============  ============= =============  ===============
    Weighted average common shares - Basic...........       169,346         128,180       169,288        128,151
                                                       ==============  ============= =============  ===============
    Weighted average common shares - Diluted ........       170,213         129,062       170,275        129,037
                                                       ==============  ============= =============  ===============


(a) Depreciation and amortization increased substantially, principally due to $70,928,000 and $156,712,000 in amortization of intangibles acquired in the merger with Shurgard for the three and six months ended June 30, 2007, respectively, as well as $35,700,000 and $71,400,000 in depreciation of the buildings acquired in the merger with Shurgard for the same periods. Amortization of the intangible assets acquired in the merger with Shurgard is expected to be approximately $51,994,000 in the third quarter of 2007 and $36,938,000 in the fourth quarter of 2007.

(b) Included in general and administrative expense are merger related costs totaling $1.3 million and $1.1 million for the three months ended June 30, 2007 and 2006, respectively, and $5.3 million and $2.2 million for the six months ended June 30, 2007 and 2006, respectively. Also included in general and administrative expense for the three months ended June 30, 2007 are $9.6 million in expenses associated with our proposed offering of shares in our European business, and $2.0 million in expenses related to our reorganization as a Maryland REIT.

(c) During 2005, several of our self-storage facilities were significantly damaged by Hurricane Katrina. As a result, a loss was recorded in 2005 based on the excess of the net book value of the damaged facilities over the estimated insurance proceeds that we would receive.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

                                                                           June 30,           December 31,
                                                                              2007                2006
                                                                     --------------------  ---------------------
                                                                     (Amounts in thousands, except share and
                                                                                 per share data)

ASSETS
Cash and cash equivalents ....................................         $       46,743        $     535,684
Operating real estate facilities:
   Land and building, at cost.................................             11,339,578           11,261,865
   Accumulated depreciation...................................             (1,940,189)          (1,754,362)
                                                                     --------------------  ---------------------
                                                                            9,399,389            9,507,503
Construction in process.......................................                 98,645               90,038
                                                                     --------------------  ---------------------
                                                                            9,498,034            9,597,541
Investment in real estate entities............................                321,208              301,905
Goodwill......................................................                174,634              174,634
Intangible assets, net........................................                260,015              414,602
Restricted cash...............................................                 20,206               19,900
Other assets..................................................                156,268              154,207
                                                                     --------------------  ---------------------
       Total assets...........................................         $   10,477,108        $  11,198,473
                                                                     ====================  =====================

LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings on bank credit facilities..........................         $       70,000        $     345,000
Notes payable and debt due to joint venture partner...........              1,018,368            1,503,542
Preferred stock called for redemption.........................                      -              302,150
Accrued and other liabilities.................................                326,985              333,706
                                                                     --------------------  ---------------------
       Total liabilities......................................              1,415,353            2,484,398

Minority interest - preferred partnership interests...........                325,000              325,000
Minority interest - other partnership interests...............                178,124              181,030

Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares
   authorized,
   1,732,600 shares issued (in series) and outstanding
  (1,712,600 at December 31, 2006), at liquidation preference:
     Cumulative Preferred Stock, issued in series.............              3,355,000            2,855,000
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
     169,360,999 shares issued and outstanding (169,144,467 at
     December 31, 2006).......................................                 16,937               16,915
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized, 8,744.193 shares issued and outstanding at June
     30, 2007 and December 31, 2006...........................                      -                    -
   Paid-in capital............................................              5,655,666            5,661,507
   Cumulative net income......................................              3,640,174            3,503,292
   Cumulative distributions paid..............................             (4,144,819)          (3,847,998)
   Accumulated other comprehensive income.....................                 35,673               19,329
                                                                     --------------------  ---------------------
     Total shareholders' equity...............................              8,558,631            8,208,045
                                                                     --------------------  ---------------------
       Total liabilities and shareholders' equity.............         $   10,477,108        $  11,198,473
                                                                     ====================  =====================

                                       10

Shurgard Domestic Same Store Selected Operating Data
----------------------------------------------------

The Shurgard Domestic Same Store pool of 344 facilities are all stabilized since January 1, 2005 and will therefore provide meaningful comparative data for 2005, 2006 and first six months of 2007. Previously, the Shurgard Domestic Same Store Pool included 355 facilities, which has now been reduced for 11 facilities which, effective May 24, 2007, were no longer consolidated in our operating results. After May 24, 2007, our pro rata share of the net operating results of these 11 facilities is presented as a component of Equity in Earnings of Real Estate Entities, and our net investment in these properties is reflected on our balance sheet as Investment in Real Estate Entities.

The operating data presented in the table below reflects the historical data from January 1, 2006 through June 30, 2006, the period for which the 344 facilities were operated under Shurgard combined with the historical data from January 1, 2007 through June 30, 2007, the period operated under Public Storage.

SELECTED OPERATING DATA FOR THE 344 FACILITIES
----------------------------------------------
OPERATED BY SHURGARD ON A STABILIZED BASIS SINCE
------------------------------------------------
JANUARY 1, 2005 ("SHURGARD DOMESTIC SAME STORE
----------------------------------------------
FACILITIES"): (a)
-------------

                                                       Three Months Ended June 30,                 Six Months Ended June 30,
                                                    --------------------------------------- ---------------------------------------
                                                                                Percentage                              Percentage
                                                         2007          2006       Change         2007         2006        Change
                                                    ------------- ------------  ----------- ------------- ------------- -----------
                                                              (Dollar amounts in thousands, except weighted average data)
Revenues:
    Rental income.................................   $   65,402    $   63,155       3.6%     $   128,484   $ 124,181       3.5%
    Late charges and administrative fees
     collected...................................         2,159         2,183      (1.1%)          4,222       4,248      (0.6%)
                                                    ------------- ------------  ----------- ------------- ------------- -----------
    Total revenues (b)............................       67,561        65,338       3.4%         132,706     128,429       3.3%

Cost of operations (excluding depreciation):
    Property taxes ...............................        6,703         6,178       8.5%          13,443      12,367       8.7%
    Direct property payroll.......................        4,361         7,735     (43.6%)          9,051      15,449     (41.4%)
    Advertising and promotion.....................        2,317         1,211      91.3%           4,160       2,775      49.9%
    Utilities.....................................        1,696         1,587       6.9%           3,702       3,465       6.8%
    Repairs and maintenance.......................        2,011         1,402      43.4%           4,032       2,979      35.3%
    Telephone reservation center..................          574            -          -            1,118           -         -
    Property insurance............................          708           348     103.4%           1,425         687     107.4%
    Other costs of management.....................        4,437         5,442     (18.5%)          9,066      11,174     (18.9%)
                                                    ------------- ------------  ----------- ------------- ------------- -----------
  Total cost of operations (b)....................       22,807        23,903      (4.6%)         45,997      48,896      (5.9%)
                                                    ------------- ------------  ----------- ------------- ------------- -----------
   Net operating income (excluding depreciation) (c) $   44,754     $  41,435       8.0%     $    86,709   $  79,533       9.0%
                                                    ============= ============  =========== ============= ============= ===========
Gross margin (before depreciation)................        66.2%         63.4%       4.4%           65.3%       61.9%       5.5%
Weighted average for the period:
  Square foot occupancy (d).......................        89.4%         84.6%       5.7%           88.1%       84.0%       4.9%
  Realized annual rent per occupied square foot (e)  $    13.26     $   13.53      (2.0%)    $     13.21   $   13.39      (1.3%)
  REVPAF (f) (g)..................................   $    11.85     $   11.44       3.6%     $     11.64   $   11.25       3.5%

Weighted average at June 30:
  Square foot occupancy...........................                                                 90.4%       85.5%       5.7%

Total net rentable square feet (in thousands).....                                                22,076      22,076         -


(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period January 1, 2007 through June 30, 2007 are included in our consolidated operating results.

(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessarily compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance, retail sales and truck rental activities which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(c) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results. Depreciation is not presented herein because it is not comparable during the period owned by us and during the period owned by Shurgard, due to differing historical costs and depreciable lives.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

Shurgard European Same Store Selected Operating Data
----------------------------------------------------

In the merger with Shurgard, we acquired 103 wholly-owned facilities and an interest in 57 facilities owned by affiliated joint ventures located in seven European countries. The operating data presented in the table below reflects the historical data for the Same Store portfolio in Europe from January 1, 2006 through June 30, 2006, the period for which the facilities were operated under Shurgard combined with the historical data from January 1, 2007 through June 30, 2007, the period operated under Public Storage.

Selected  Operating  Data  for  the  96  facilities
operated by Shurgard  Europe on a  stabilized  basis
since   January   1,  2005   ("Europe   Same  Store
Facilities"): (a)

                                                          Three Months Ended June 30,             Six Months Ended June 30,
                                                     ------------------------------------  --------------------------------------
                                                                               Percentage                            Percentage
                                                        2007          2006       Change         2007      2006         Change
                                                     ------------ ----------- -----------  ------------ ----------  -------------
                                                                  (Dollar amounts in thousands, except weighted average data, utilizing constant exchange rates) (b)
Revenues:
    Rental income.................................   $   30,732    $  27,961       9.9%     $  60,003   $  54,569       10.0%
    Late charges and administrative fees collected          313          255      22.7%           592         534       10.9%
                                                     ------------ ----------- -----------  ------------ ----------  -------------
    Total revenues (c)............................       31,045       28,216      10.0%        60,595      55,103       10.0%

Cost of operations (excluding depreciation):
    Property taxes ...............................        1,464        1,301      12.5%         2,662       2,619        1.6%
    Direct property payroll.......................        3,629        4,074     (10.9%)        7,209       8,129      (11.3%)
    Advertising and promotion.....................        1,309        1,595     (17.9%)        2,532       3,455      (26.7%)
    Utilities.....................................          722          815     (11.4%)        1,572       1,708       (8.0%)
    Repairs and maintenance.......................          738          867     (14.9%)        1,561       1,718       (9.1%)
    Property insurance............................          343          372      (7.8%)          701         741       (5.4%)
    Other costs of management.....................        4,916        4,941      (0.5%)        9,486       9,341        1.6%
                                                     ------------ ----------- -----------  ------------ ----------  -------------
  Total cost of operations (c)....................       13,121       13,965      (6.0%)       25,723      27,711       (7.2%)
                                                     ------------ ----------- -----------  ------------ ----------  -------------
   Net operating income (excluding depreciation) (d)  $  17,924    $  14,251      25.8%     $  34,872   $  27,392       27.3%
                                                     ============ =========== ===========  ============ ==========  =============
Gross margin (before depreciation)................        57.7%        50.5%      14.3%         57.5%       49.7%       15.7%
Weighted average for the period:
  Square foot occupancy (e).......................        89.9%        83.5%       7.7%         89.2%       82.8%        7.7%
  Realized annual rent per occupied square foot (f)   $   25.87    $   25.34       2.1%     $   25.45   $   24.94        2.0%
  REVPAF (g) (h)..................................    $   23.26    $   21.16       9.9%     $   22.70   $   20.65        9.9%

Weighted average at June 30:
  Square foot occupancy...........................                                              91.1%       85.9%        6.1%
  In place annual rent per occupied square foot (i)                                         $   27.29   $   26.10        4.6%
Total net rentable square feet (in thousands).....                                              5,286       5,286          -


(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period January 1, 2007 through June 30, 2007 are included in our consolidated operating results.

(b) Amounts for the quarter and six months, respectively, ended June 30, 2006 are translated based upon the average exchange rates for the quarter and six months, respectively, ended June 30, 2007. Amounts for the quarter and six months, respectively, ended June 30, 2007 are translated based upon the average exchange rates in effect for each period as denoted more fully in
     Note 2 to our financial statements, "Summary of Significant Accounting Policies." The majority of our operations are denominated in Euros and British Pounds. The Euro was translated at an average exchange rate of approximately 1.348 and 1.329, respectively, in US Dollars per Euro for the three and six months ended June 30, 2007, respectively. The British Pound was translated at an average exchange rate of approximately 1.985 and 1.969, respectively, in US Dollars per British Pound for the three and six months ended June 30, 2007, respectively.

(c) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessarily compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance and retail sales which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(d) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results. Depreciation is not presented herein because it is not comparable during the period owned by us and during the period owned by Shurgard, due to differing historical costs and depreciable lives.

(e) Square foot occupancies represent weighted average occupancy levels over the entire period.

(f) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(g) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(h) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(i)  In place  annual  rent  per  occupied  square  foot  represents  annualized
     contractual   rents  per  occupied  square  foot  without   reductions  for
     promotional discounts, and excludes late charges and administrative fees.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
                    Computation of Funds From Operations (a)
                                   (Unaudited)

                                                                                Three Months Ended             Six Months Ended
                                                                                     June 30,                      June 30,
                                                                           ---------------------------- ----------------------------
                                                                                2007           2006          2007           2006
                                                                           -------------- ------------- ------------- --------------
                                                                                  (Amounts in thousands, except per share data)


Computation of Funds from Operations (FFO) allocable to Common Stock
Net income................................................................ $     77,104   $    128,862  $    136,882   $   243,078
    Add back - depreciation and amortization..............................      167,601         48,580       344,082        98,608
    Add back - depreciation and amortization included in Discontinued
        Operations........................................................            -             66             -           108
    Eliminate - depreciation with respect to non-real estate assets.......         (108)           (45)         (206)         (105)
    Eliminate - our pro rata share of PSB's gain on sale of real estate...            -           (711)            -        (1,023)
    Eliminate - gain on sale of real estate assets........................       (2,238)          (466)       (2,238)         (466)
    Depreciation from unconsolidated real estate investments..............       11,279          9,466        21,034        18,720
    Add back - minority interest share of income..........................        7,524          8,728        13,307        15,887
                                                                           -------------- ------------- ------------- --------------
Consolidated FFO..........................................................      261,162        194,480       512,861       374,807
 Allocable to preferred minority interests based upon ongoing
 distributions............................................................       (5,403)        (4,658)      (10,806)       (8,249)
Allocable to other minority interests.....................................       (5,473)        (4,386)       (9,276)       (8,266)
                                                                           -------------- ------------- ------------- --------------
Remaining FFO allocable to our shareholders...............................      250,286        185,436       492,779       358,292
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions ..................................      (57,315)       (52,376)     (116,091)      (98,991)
    Equity Stock, Series A distributions..................................       (5,356)        (5,356)      (10,712)      (10,712)
                                                                           -------------- ------------- ------------- --------------
Remaining FFO allocable to Common Stock (a)...............................  $   187,615    $   127,704   $   365,976   $   248,589
Weighted average shares:
    Regular common shares.................................................      169,346        128,180       169,288       128,151
    Weighted average stock options and restricted stock units outstanding
    using treasury method ................................................          867            882           987           886
                                                                           -------------- ------------- ------------- --------------
Weighted average common shares for purposes of computing fully-diluted
FFO per common share......................................................      170,213        129,062       170,275       129,037
                                                                           ============== ============= ============= ==============
FFO per common share (a)..................................................  $      1.10    $      0.99   $      2.15    $     1.93
                                                                           ============== ============= ============= ==============



(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
               Computation of Funds Available for Distribution (c)
                                   (Unaudited)


                                                               Three Months Ended          Six Months Ended
                                                                    June 30,                   June 30,
                                                           -------------------------- ---------------------------
                                                               2007          2006         2007          2006
                                                           ------------- ------------ ------------- -------------
                                                                           (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Stock (a)........................   $   187,615  $   127,704   $   365,976  $   248,589
Add: Non-cash stock-based compensation expense...........        2,360         1,491         4,868        3,027
Less: Non-cash foreign exchange and derivative gains.....       (7,324)            -       (11,602)           -
Add:  Non-cash EITF Topic D-42 charges  included in equity
    in earnings of real estate entities..................            -           729            -           729
Less: Capital expenditures to maintain facilities (b)....      (20,500)      (15,070)      (25,207)     (23,449)
                                                           ------------- ------------ ------------- -------------
Funds available for distribution ("FAD") (c).............   $  162,151   $   114,854   $   334,035  $   228,896
                                                           ============= ============ ============= =============
Distribution to common shareholders......................   $   85,025   $    64,297   $   170,018  $   128,595
                                                           ============= ============ ============= =============
Distribution payout ratio (c)............................        52.4%         56.0%         50.9%        56.2%
                                                           ============= ============ ============= =============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.


(b) Capital expenditures excludes approximately $3,600,000 for the six months ended June 30, 2007, of costs incurred to re-brand the U.S. Shurgard facilities to the "Public Storage" name, which principally consists of permanent signage.

(c) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures and any gain or loss on foreign exchange or from derivatives. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                                 PUBLIC STORAGE
                             SELECTED FINANCIAL DATA
          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)

                                                           Three Months Ended           Six Months Ended
                                                                June 30,                    June 30,
                                                        -------------------------  ---------------------------
                                                           2007          2006          2007          2006
                                                        ------------ ------------  ------------- -------------
                                                                       (Amounts in thousands)
Revenues for the 1,316 Same Store facilities.........   $   230,161  $   226,352    $  455,838   $   445,649

Revenues for non-Same Store facilities (a): Development
     facilities (year opened):
       2007..........................................            71            -            79             -
       2006..........................................         1,080           56         1,937            56
       2005..........................................         1,005          584         1,916           953
       2003 and 2004.................................         5,655        5,244        11,135        10,192
       Expansion facilities..........................        19,800       18,486        39,163        35,886
    Acquisition facilities (year acquired):
       2007..........................................           299            -           311             -
       2006..........................................         2,401        1,442         4,686         1,839
       2005..........................................         6,937        6,178        13,569        11,816
    Newly consolidated facilities....................         3,834        3,890         7,570         7,188
    Consolidated U.S. Shurgard facilities (b):
        Shurgard Same Stores.........................        67,561            -       132,706             -
        Other facilities.............................        25,224            -        48,670             -
    Deconsolidated U.S. Shurgard facilities (c)......           831            -         2,198             -
    Consolidated Europe Shurgard facilities (b):
        Shurgard Same Stores.........................        31,045            -        60,595             -
        Other facilities.............................        15,312            -        29,624             -
                                                        ------------ ------------  ------------- -------------
Consolidated self-storage revenues (d)................  $   411,216  $   262,232   $   809,997   $   513,579
                                                        ============ ============  ============= =============

Cost of operations for the 1,316 Same Store facilities  $    78,234  $    76,649   $   156,062   $   152,451

Cost of operations for non-Same Store facilities (a): Development facilities
    (year opened):
       2007..........................................            47            -            88             -
       2006..........................................           680          114         1,216           114
       2005..........................................           568          406         1,128           820
       2003 and 2004.................................         1,585        1,601         3,206         3,182
       Expansion facilities..........................         7,353        6,582        14,418        13,015
    Acquisition facilities (year acquired):
       2007..........................................           126            -           129             -
       2006..........................................         1,179          717         2,288           942
       2005..........................................         2,577        2,385         5,146         4,854
    Newly consolidated facilities....................           865          941         1,742         1,720
    Consolidated U.S. Shurgard facilities (b):
        Shurgard Same Stores.........................        22,807            -        45,997             -
        Other facilities.............................         9,895            -        19,790             -
    Deconsolidated U.S. Shurgard facilities (c)......           344            -           916             -
    Consolidated Europe Shurgard facilities (b):
        Shurgard Same Stores.........................        13,121            -        25,723             -
        Other facilities.............................         9,985            -        20,437             -
                                                        ------------ ------------  ------------- -------------
Consolidated self-storage cost of operations (d)......  $   149,366  $    89,395   $   298,286   $   177,098
                                                        ============ ============  ============= =============


(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2005 through June 30, 2007, or because we acquired these facilities from third parties after December 31, 2004.

(b) Represents the operations of the facilities acquired in the merger with Shurgard, which remain consolidated at June 30, 2007, for the period from January 1, 2007 through June 30, 2007.

(c) Represents the operations of the 11 facilities acquired from Shurgard that we discontinued consolidation with the Company effective May 24, 2007, for the period their operating results were consolidated.

(d) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.